Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Citrix Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$13,816,871,319	(1)	.0000927	$1,280,824	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$13,816,871,319
Total Fees Due for Filing				$1,280,824
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$1,280,824

(1)	Aggregate number of securities to which transaction applies:

As of January 26, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 131,507,357, which consists of (a) 124,913,470 shares of common stock entitled to receive the per share merger consideration of $104.00; (b) 481,479 shares of common stock underlying company stock options entitled to receive the per share merger consideration of $104.00 minus any applicable exercise price; (c) 116,027 shares of common stock underlying outstanding deferred stock units, which may be entitled to receive the per share merger consideration of $104.00; (d) 4,226,105 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $104.00; (e) 1,495,276 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which are expected to pay out at 200% of target and which may be entitled to receive the per share merger consideration of $104.00; and (f) 275,000 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 124,913,470 shares of common stock and the per share merger consideration of $104.00; (b) the product of 481,479 shares of common stock underlying company stock options and $72.01 (which is the difference between the per share merger consideration of $104.00 and the weighted average exercise price of $31.99); (c) the product of 116,027 shares of common stock underlying outstanding deferred stock units and the per share merger consideration of $104.00; (d) the product of 4,226,105 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $104.00; (e) the product of 2,990,552 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $104.00 (assuming the 1,495,276 target shares are paid out at 200% of target); and (f) the product of 275,000 shares of common stock reserved for issuance under company stock plans and the per share merger consideration of $104.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.